Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Hycroft Mining Holding Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value per share	Other (2)	12,000,000 (3)	$1.27 (2)	$15,240,000	$0.0000927	$1,412.75
Total Offering Amounts					$15,240,000		$1,412.75
Total Fee Offsets							—
Net Fee Due							$1,412.75

(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of Class A common stock, par value $00.001 per share (“Common Stock”) of the Registrant that become issuable under the HYMC 2020 Performance and Incentive Pay Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.27 per share, which is the average of the high and low prices of Common Stock on May 27, 2022, as reported on the Nasdaq Capital Market.
(3)Represents shares of Common Stock being registered for the first time pursuant to the Plan.